Exhibit 99.1

        TAL INTERNATIONAL GROUP, INC. REPORTS SECOND QUARTER 2006 RESULTS
                        AND INITIATES QUARTERLY DIVIDEND

     PURCHASE, N.Y., Aug. 8 /PRNewswire-FirstCall/ -- TAL International Group, Inc. (NYSE: TAL), one of the world's largest lessors of intermodal freight containers and chassis, today reported results for the second quarter and six months ended June 30, 2006.

     Pre-tax income for the quarter was $20.8 million compared to $0.1 million in the prior year quarter. Adjusted pre-tax income(1) for the quarter was $18.7 million compared to $10.4 million in the second quarter of 2005. Adjusted pre-tax income(1) for the 2006 second quarter excludes the impact of $4.4 million of unrealized gains on interest rate swaps and the write-off of $2.4 million of deferred financing costs related to our April 2006 Asset Backed Securitization ("ABS") transaction, while the adjusted pre-tax result for the prior year quarter excludes $8.7 million of unrealized losses on interest rate swaps and $1.6 million of management fees paid to our ownership group prior to our initial public offering.

     Total revenues for the second quarter of 2006 were $74.7 million compared to $80.5 million in the second quarter of 2005. EBITDA(2) was $60.0 million for the quarter versus $51.0 million in the prior year period. Adjusted EBITDA(2) was $55.5 million for the quarter versus $61.3 million in last year's second quarter.

     Net income for the second quarter of 2006 was $13.3 million, or $0.40 per fully diluted common share, versus $0.3 million in the prior year quarter. Adjusted net income(1) for the quarter was $12.0 million, or $0.36 per fully diluted common share, compared to $6.9 million in the second quarter of 2005. Adjusted net income(1) for the 2006 quarter excludes the after-tax impact of $2.9 million from unrealized gains on interest rate swaps and $1.5 million from the write-off of deferred financing costs related to our ABS transaction in April. Adjusted net income(1) for the prior year quarter excludes the after-tax impact of $5.6 million from unrealized losses on interest rate swaps and $1.0 million from management fees.

     "During the second quarter we achieved a substantial improvement in operating and financial performance from the beginning of the year," commented Brian M. Sondey, President and CEO of TAL. "Our container utilization and container disposal results benefited from an improvement in market conditions. Our utilization increased from the first quarter, and our disposal results shifted from a small loss in the first quarter to a $1.1 million gain in the second quarter. In addition, the large container purchases we made in the first quarter of 2006 provided us with the ability to capitalize on the strong demand that prevailed in the early part of the second quarter and grow our revenue earning assets by 5.3% from the beginning of the year."

     Pre-tax income for the first six months of 2006 was $35.5 million compared to $21.4 million for the same period last year. Adjusted pre-tax income(1) for the first half of 2006 was $34.3 million compared to $23.2 million in the first half of 2005. Adjusted pre-tax income(1) for the first six months of 2006 excludes the impact of $3.6 million of unrealized gains on interest rate swaps and the write-off of $2.4 million of deferred financing costs related to our ABS transaction. Our pre-tax results for the first half of 2005 excludes $1.4 million of unrealized gains on interest rate swaps and $3.3 million in management fees.

     Total revenues for the six months ended June 30, 2006 were $148.7 million as compared to $158.1 million in the first six months of 2005. EBITDA(2) for the six month period ended June 30, 2006 was $112.6 million versus $122.6 million for the same period of 2005. Adjusted EBITDA(2) for the first six months of 2006 was $109.1 million compared to $124.5 million for the same period last year.

     Net income for the first six months of 2006 was $22.8 million, or $0.68 per fully diluted common share, as compared to net income of $13.7 million for the comparable prior year period. Adjusted net income(1) for the first half of 2006 was $22.0 million, or $0.66 per fully diluted common share, compared to $14.9 million in the prior year period. Adjusted net income(1) for the first six months of 2006 excludes the after-tax impact of $2.3 million from unrealized gains on interest rate swaps and $1.5 million from the write-off of deferred financing costs related to our ABS transaction in April. Adjusted net income(1) for the comparable period in 2005 excludes the after-tax impact of $0.9 million from unrealized gains on interest rate swaps and $2.1 million from management fees.

     Mr. Sondey continued, "During the first half of 2006 we completed a number of transactions that should provide meaningful long-term benefits for TAL. We completed our recapitalization in April with the closing of our ABS transaction. As a result of the refinancing process that we began in early 2005, we have reduced our overall borrowing spread by approximately 210 basis points and improved our long-term competitive position. In addition, we have worked to create value while meeting customers' needs for cost reductions by offering extended lease terms in return for reduced per diem rates. We have placed our new containers on leases with an average duration well in excess of five years, and we have completed several lease extension transactions this year that cover roughly 10% of our existing containers. While these transactions have limited our revenue growth and upswing in near-term profitability, we expect them to increase the long-term value of our container fleet by extending the expected life of our containers. We will continue to pursue similar transactions as opportunities may arise."

     Outlook

     Mr. Sondey added, "After benefiting from exceptionally strong leasing demand early in the second quarter, we have recently seen a moderation in demand and our utilization has been relatively steady since May. If current trends continue, we may see only limited further progress in our operating performance from the second quarter to the third quarter. However, basic industry fundamentals, including trade growth and container prices, remain strong and we are hopeful that we can capitalize on these underlying strengths as we move into the second half of the year."

     Dividend

     TAL's board of directors has approved and declared a $0.20 per share quarterly cash dividend on its issued and outstanding common stock, payable on September 26, 2006 to shareholders of record at the close of business on September 12, 2006.

     Mr. Sondey concluded, "We are pleased to initiate a dividend on our common stock. We continue to generate a substantial amount of cash flow and we decided that it is the appropriate time for us to begin returning a portion of this cash flow to our shareholders. Based on our current level of performance, we do not expect the initiation of a dividend to impair our ability to take advantage of the growth opportunities in our market."

    Financing Activities

     Effective June 1, 2006 the Company amended its $165.0 million Senior Secured Credit Facility to, among other things, reduce the applicable interest margin by 75 basis points to 1.375% above LIBOR. Based on the balance outstanding under this credit facility at June 30, 2006, this would represent annual interest savings of $1.2 million.

     On July 31, 2006, TAL International Container Corporation, a wholly owned subsidiary of TAL International Group, Inc., entered into a credit facility to support the growth of our finance lease business (the "Finance Lease Facility"). TAL International Container Corporation's borrowing capacity under this facility is based upon a 90% advance rate on the net present values of certain finance lease receivables on containers and chassis not included in our ABS facilities. The Finance Lease Facility has a two year revolving period that precedes a 10 year term in which the outstanding balance, as of the term conversion date, amortizes in monthly installments. The commitment under the Finance Lease Facility is $50.0 million. The applicable commitment fee and interest rate is 0.30% and LIBOR plus 1.00%, respectively.

     Investors' Webcast

     TAL will hold a Webcast at 9 a.m. (New York time) on Wednesday, August 9th to discuss its fiscal second quarter and six month results. An archive of the Webcast will be available one hour after the live call through Friday, September 1, 2006. To access the live Webcast or archive, please visit the Company's Web site at http://www.talinternational.com.

     About TAL International Group, Inc.

     TAL is one of the world's largest lessors of intermodal freight containers and chassis with 20 offices in 12 countries and approximately 197 third party container depot facilities in 42 countries. The Company's global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers. TAL's fleet consists of approximately 634,000 containers and related equipment representing approximately 1,023,000 twenty-foot equivalent units (TEU). This places TAL among the world's largest independent lessors of intermodal containers and chassis as measured by fleet size.

     Important Cautionary Information Regarding Forward-Looking Statements

     Statements in this press release regarding TAL International Group, Inc.'s business that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see "Risk Factors" in the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 20, 2006.

     The Company's views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement. The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

     (1) Adjusted pre-tax income and adjusted net income are non-GAAP measurements we believe are useful in evaluating our operating performance. The Company's definitions and calculations of adjusted pre-tax income and adjusted net income are outlined in the attached schedules.

     (2) EBITDA and Adjusted EBITDA are non-GAAP measurements we believe are useful in evaluating our operating and liquidity performance. The Company's definitions and calculations of EBITDA and Adjusted EBITDA are outlined in the attached schedules.

                          TAL INTERNATIONAL GROUP, INC.
                           Consolidated Balance Sheets
                    (Dollars in thousands, except share data)

                                                                                June 30,     December 31,
                                                                                  2006           2005
                                                                              ------------   ------------
                                                                              (Unaudited)
Assets:
Cash and cash equivalents (including restricted
 cash of $12,070 and $0)                                                      $     45,374   $     27,259
Accounts receivable, net of allowances of $372 and $820                             32,705         31,738
Net investment in finance leases                                                   117,777         73,819
Leasing equipment, net of accumulated depreciation
 and allowances of $166,439 and $124,543                                         1,052,515      1,036,363
Leasehold improvements and other fixed assets, net  of accumulated
 depreciation and amortization of $1,635 and $1,312                                  3,411          3,771
Equipment held for sale                                                             24,673         24,844
Goodwill                                                                            71,898         71,898
Deferred financing costs                                                             7,124          3,540
Other assets (including fair value of derivative
 instruments)                                                                       31,149         26,304
    Total assets                                                              $  1,386,626   $  1,299,536
Liabilities and stockholders' equity:
Accounts payable                                                              $     34,283   $      7,524
Accrued expenses                                                                    35,123         30,063
Income taxes payable                                                                   216            116
Deferred income tax liability                                                       24,626          9,239
Debt:
  Asset securitization facility                                                         --        710,000
  Asset Backed Securities (ABS):
    Term notes                                                                     668,667             --
    Warehouse facility                                                              35,000             --
  Revolving credit facilities                                                      160,000        148,000
  Capital lease obligations                                                         20,797         14,627
    Total liabilities                                                              978,712        919,569
Stockholders' equity:
Preferred stock, $.001 par value, 500,000 shares
 authorized, none issued                                                                --             --
Common stock, $.001 par value, 100,000,000 shares
 authorized, 32,949,521 and 32,882,208
 shares issued and outstanding, respectively                                            33             33
Additional paid-in capital                                                         394,393        394,389
Accumulated earnings (deficit)                                                       9,088        (13,737)
Accumulated other comprehensive income (loss)                                        4,400           (718)
    Total stockholders' equity                                                     407,914        379,967
    Total liabilities and stockholders' equity                                $  1,386,626   $  1,299,536

                          TAL INTERNATIONAL GROUP, INC.
                      Consolidated Statements of Operations
          (Dollars and shares in thousands, except earnings per share)

                                                   Three Months Ended           Six Months Ended
                                                        June 30,                    June 30,
                                                -------------------------   -------------------------
                                                   2006          2005          2006          2005
                                                -----------   -----------   -----------   -----------
                                                (Unaudited)                 (Unaudited)
Revenues:
Leasing revenues, including income
 recognized on finance leases of
 $2,832, $1,138, $5,117, and $1,422
 respectively                                   $    66,821   $    71,808   $   133,696   $   144,083
Equipment trading revenue                             5,757         6,891        10,776         9,399
Management fee income                                 1,573         1,416         3,149         3,412
Other revenues                                          563           418         1,040         1,171
  Total revenues                                     74,714        80,533       148,661       158,065
Expenses:
Equipment trading expenses                            4,714         5,166         8,939         7,231
Direct operating expenses                             7,366         7,180        13,423        14,297
Administrative expenses                               9,120         9,242        18,659        18,951
Depreciation and amortization                        25,703        29,373        51,192        58,658
(Reversal) provision for doubtful
 accounts                                              (913)          264          (442)           39
Net (gain) on sale of leasing
 equipment                                           (1,084)       (2,580)         (976)       (6,955)
Write-off of deferred financing costs                 2,367            --         2,367            --
Interest and debt expense                            11,124        21,496        23,580        42,610
Unrealized (gain) loss on interest
 rate swaps                                          (4,444)        8,674        (3,590)       (1,386)
Management fees                                          --         1,626            --         3,252
  Total expenses                                     53,953        80,441       113,152       136,697
Income before income taxes                           20,761            92        35,509        21,368
Income tax expense (benefit)                          7,441          (224)       12,684         7,667
  Net income                                         13,320           316        22,825        13,701
Preferred stock dividends                                --        (6,131)           --       (12,159)
Net income (loss) applicable to
 common stockholders                            $    13,320   $    (5,815)  $    22,825   $     1,542
Net income (loss) per common share
 -- Basic                                       $      0.40   $     (0.57)  $      0.69   $      0.15
Net income (loss) per common share
 -- Diluted                                     $      0.40   $     (0.57)  $      0.68   $      0.15
Weighted average number of common
 shares outstanding -- Basic                         32,895        10,204        32,889        10,177
Weighted average number of common
 shares outstanding -- Diluted                       33,495        10,204        33,469        10,605

     Non-GAAP Financial Measures

     We use the terms "EBITDA", "Adjusted EBITDA", "Adjusted Pre-tax Income", and "Adjusted Net Income" throughout this press release. EBITDA is defined as net income (loss) before interest and debt expense, write-off of deferred financing costs, income tax expense (benefit) and depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted EBITDA excludes unrealized
(gain) loss on interest rate swaps and management fees.

     Adjusted Pre-tax Income is defined as income before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted Pre-tax Income excludes the unrealized (gain) loss on interest rate swaps, write-off of deferred financing costs and management fees. Adjusted Net Income is defined as net income further adjusted for the items discussed above, net of tax.

     EBITDA, Adjusted EBITDA, Adjusted Pre-tax Income, and Adjusted Net Income are not presentations made in accordance with GAAP, and should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with GAAP, including net income (loss), or net cash from operating activities.

     We believe that EBITDA, Adjusted EBITDA, Adjusted Pre-tax Income, and Adjusted Net Income are useful to an investor in evaluating our operating performance because:

     -- these measures are widely used by securities analysts and investors to measure a company's operating performance without regard to items such as interest and debt expense, income tax expense, depreciation and amortization and unrealized (gains) losses on interest rate swaps, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired;

     -- these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future (such as expenses related to management agreements which terminated upon the closing of our IPO on October 17, 2005); and

     -- these measures are used by our management for various purposes, including as measures of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

     We have provided reconciliations of net income, the most directly comparable GAAP measure, to EBITDA and EBITDA to Adjusted EBITDA in the tables below for the three and six months ended June 30, 2006 and 2005.

     Additionally, we have provided reconciliations of income before income taxes and net income, the most directly comparable GAAP measures to Adjusted Pre-tax Income and Adjusted Net Income in the tables below for the three and six months ended June 30, 2006 and 2005.

                          TAL INTERNATIONAL GROUP, INC.
             Non-GAAP Reconciliations of EBITDA and Adjusted EBITDA
                             (Dollars in Thousands)

                                                    Three Months Ended           Six Months Ended
                                                         June 30,                    June 30,
                                                -------------------------   -------------------------
                                                    2006         2005          2006          2005
                                                -----------   -----------   -----------   -----------
Net income                                      $    13,320   $       316   $    22,825   $    13,701
 Add (subtract):
  Depreciation and
   amortization                                      25,703        29,373        51,192        58,658
  Write-off of deferred
   financing costs                                    2,367            --         2,367            --
  Interest and debt expense                          11,124        21,496        23,580        42,610
  Income tax expense (benefit)                        7,441          (224)       12,684         7,667
EBITDA                                               59,955        50,961       112,648       122,636
 Add (subtract):
  Unrealized (gain) loss on
   interest rate swaps(a)                            (4,444)        8,674        (3,590)       (1,386)
  Management fees(b)                                     --         1,626            --         3,252
Adjusted EBITDA                                 $    55,511   $    61,261   $   109,058   $   124,502

(a) Reflects the reversal of unrealized (gains) losses on interest rate swap contracts that we entered into on December 14, 2004 and October 28, 2005.

(b) Reflects the reversal of management fees of $1.6 million and $3.3 million in the three and six months ended June 30, 2005 payable to our affiliates pursuant to certain management agreements which terminated immediately prior to the consummation of our IPO.

                          TAL INTERNATIONAL GROUP, INC.
             Non-GAAP Reconciliation of Adjusted Pre-tax Income and
                               Adjusted Net Income
                             (Dollars in Thousands)

                                                    Three Months Ended           Six Months Ended
                                                         June 30,                    June 30,
                                                -------------------------   -------------------------
                                                    2006         2005          2006          2005
                                                -----------   -----------   -----------   -----------
Income before income taxes                      $    20,761   $        92   $    35,509   $    21,368
 Add (subtract):
  Unrealized (gain) loss
   on interest rate swaps                            (4,444)        8,674        (3,590)       (1,386)
  Write-off of deferred
   financing costs                                    2,367            --         2,367            --
  Management fees                                        --         1,626            --         3,252

Adjusted pre-tax income                         $    18,684   $    10,392   $    34,286   $    23,234

Net income                                      $    13,320   $       316   $    22,825   $    13,701
 Add (subtract)(a):
  Unrealized (gain) loss on
   interest rate swaps                               (2,851)        5,586        (2,308)         (889)
  Write-off of deferred
   financing costs                                    1,519            --         1,521            --
  Management fees                                        --         1,047            --         2,085
Adjusted net income                             $    11,988   $     6,949   $    22,038   $    14,897

(a)  All net income adjustments are reflected net of income taxes.

SOURCE  TAL International Group, Inc.
    -0-                             08/08/2006
    /CONTACT: Jeffrey Casucci, Vice President, Treasury and Investor Relations, of TAL International Group, Inc., +1-914-697-2900/
    /Web site:  http://www.talinternational.com /